Exhibit 99.1

Q2 2014 CONMED Earnings Conference Call

K:	Kathy

B:	Bob Yedid

M:	Mark Tryniski

R:	Rob Shallish

C:	Curt Hartman

MM:	Mike Matson

J:	Jeffrey Cohen

MT:	Matt Miksic

JS:	James Sidoti

ML:	Mark Landy

K:	Good day ladies and gentleman and welcome to the Quarter 2 2014 CONMED Earnings Conference Call. My name is Kathy and I will be your operator for today. At this time all participants are in listen-only mode. We will conduct a question and answer session toward the end of this conference. If at any time during the call you require assistance, please press the star key and an operator will be happy to assist you. I should remind you this call is being recorded for replay purposes. I would now like to turn the call over to Mr. Bob Yedid with ICR Investor Relations. Please proceed, sir.

B:	Good morning everyone. This is Bob Yedid with ICR. Before we begin let me remind you that during this call CONMED’s management will be making comments and statements regarding their financial outlook, which represent forward looking statements that involve risk and uncertainties as those terms are defined under Federal Securities Laws. The company’s actual results may differ materially from our current expectations. Please refer to the risk factors and other cautionary factors in today’s press release as well as our SEC filings for more details on factors that may cause actual results to differ materially. You will also hear management refer to certain Non-GAAP Financial Measures during this discussion. While these figures are not a substitute for GAAP Measures, the company’s management uses these figures to aid in monitoring the company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Adjusted net income and adjusted earnings per share measure the income of the company excluding credits or charges that are considered by management to be special or outside of the normal ongoing operations of the company. These adjusting items are specified in the reconciliation in the press release issued this morning. With these required announcements completed, I’ll turn the call over to Mark Tryniski, Chairman of the Board, for his remarks. Mark?

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Q2 2014 CONMED Earnings Conference Call

M:	Thank you, Bob. Good morning and thank you all for joining us on short notice for an earlier than planned conference call. Before Rob and Curt’s comments, I want to take a few minutes to discuss a number of important announcements CONMED made this morning. First I’d like to discuss the board and leadership changes we disclosed. As you’ve likely read by now Joe Corasanti is stepping down as president and chief executive officer and as a member of the board of directors. The board has appointed Curt Hartman, an independent director of the company, as interim chief executive officer. In addition Gene Corasanti, the founder of CONMED has decided to retire from the board and as an employee after 44 years of distinguished service to the company. All of these changes are effective immediately.

The board is very grateful for Joe’s many contributions to CONMED for more than 20 years. He’s played an instrumental role in CONMED’s growth and his leadership has helped transform the company into the leading global supplier of medical technology devices it is today. I also want to extend our gratitude to the company’s founder Gene Corasanti, whose strategic vision became the foundation for the worldwide organization that CONMED is today. Both Joe and Gene have dedicated much of their lives to CONMED and we wish them well in their future endeavors. The CONMED Board has formed an executive search committee comprised of five independent directors that will immediately begin a search process to identify a permanent CEO. We intend to retain an executive search firm to assist in this process.

We are extremely fortunate to have a talented board to draw from and are pleased that Curt Hartman has agreed to serve as interim CEO. Curt joined the board in March of this year and already has deep knowledge of CONMED’s business and operations. With more than 22 years of experience in the medical device industry through his various roles at Stryker Corporation, the board is confident that Curt’s leadership will provide for a seamless transition as CONMED continues to focus on positioning the company for future growth, profitability and improved execution. During his tenure at Stryker, Curt served as the interim CEO for eight months in 2012 and was the corporate CFO from 2008 until 2012. From 1999 to 2008, he served as the global president of the instruments division of Stryker, which served many of the same markets as CONMED. At Stryker, Curt focused on a number of initiatives, including the successful completion of multiple acquisitions, debt offerings, share buybacks, and enhanced dividend policy while innovating the business model to address the challenging healthcare landscape.

[4:58]

Curt has had an opportunity to engage with CONMED senior management team, which averages 21 years of medical device industry experience and has a deep understanding of the company’s strategic objectives. Importantly, he shares the board’s optimism around CONMED’s opportunities to improve performance and enhance shareholder value. Suffice it to say, CONMED is in great hands as we search for a permanent CEO and we believe the future is very bright for the company.

Q2 2014 CONMED Earnings Conference Call

In addition to these changes, the board has also appointed a new director, Charles Farkas. Charles is a senior partner at Bain & Company and the former North American head of Bain’s healthcare practice. Charles’ 35 years of experience advising executives in the healthcare industry will be valuable to the CONMED board and he will serve as a member of the board’s executive search committee for a permanent CEO as well as the audit committee.

Before I turn the call over to Rob to discuss the second quarter in more detail, I want to briefly discuss the strategic alternatives process we disclosed this morning. Over the past six months with the assistance of Bank of America Merrill Lynch, Greenhill & Company and its legal advisors, the company contacted an exhaustive list of potential financial and strategic counterparties across the industry to explore a range of strategic alternatives including a sale or merger of the company with the goal of maximizing shareholder value. Following this comprehensive process, the board determined that the various strategic alternatives available at this time do not adequately reflect the intrinsic value of the company or its future growth prospects. As such the board has determined to terminate the process and work with management to focus on further developing and executing CONMED’s strategic plan to grow revenues and margins. Given that this process was underway, the board determined that it was in our shareholders’ best interest to delay the annual meeting of shareholders until September. We wanted to insure that the board had adequate time to fully execute the process and if necessary, provide our shareholders with adequate time to consider any results arising from the process ahead of the meeting. It’s important to note that CONMED’s board of directors and management team remain committed to driving shareholder value and we will continue to take any actions that enable us to achieve this important objective.

We believe there are many opportunities ahead for the company to enhance operational execution, growth and profitability and we are entering this next chapter with renewed optimism. I’d like to remind everyone that the purpose of today’s call is to discuss our financial results for the quarter and I ask that you please limit your questions to our earnings announcement as we will not be providing any additional details regarding the process or the counterparties involved. With that, Rob, please go ahead and take us through the second quarter results.

R:	Great, good morning and thank you, Mark. During the second quarter, CONMED’s strong operating performance allowed us to grow our adjusted earnings per share to 47 cents up 9.3 percent over the prior year and near the upper end of the guidance range of 44 to 48 cents we provided to investors last April. Diluted earnings per share on a GAAP basis came in at 37 cents for the June 2014 quarter, an increase of 8.8 percent over the prior year period. Sales for the second quarter of 2014 were 188.2 million dollars, a year over year decline of 2.5 percent or 2.3 percent on a constant currency basis. This was comprised of a 2.3 percent decrease in single-use devices and a 3.1 percent decline in capital products compared to the second quarter last year on a reported basis. Sales were below our prior year for three reasons. First, general surgery product sales, which are primarily single-use products, were less than expected as various data points to a lower level of healthcare utilization in the United States. The decrease is consistent with what we are observing in the marketplace among public med tech competitors with product lines comparable to CONMED. Second, sales of surgical visualization products were down approximately 2.9 million dollars the second quarter versus the prior year period. We believe much of the decline in our visualization business is due to forestalled orders as customers wait for the release of our next generation system, the IM-8000 2D platform. In addition there is general variability in capital sales in the current capital spending environment.

Q2 2014 CONMED Earnings Conference Call

[10:00]

Third, the sales of our sports tissue and biologics products experienced a decrease of approximately 1.3 million dollars in Q2 2014 due principally to a contract supplier’s inability to supply platelet rich plasma or PRP products for our resale. As we discussed last quarter we were looking for an alternative supplier. After seeking an alternate source, we have concluded that we will likely not be able to sell this product in the near-term.

On the positive side, we experienced strong growth of 12 percent with powered instrument hand pieces due to the rollout of the Hall 50 Powered Instrument hand piece system. These instruments are lighter and more comfortable with ergonomically designed hand pieces. Together with the recently released Hall Autoclavable Lithium Ion Batteries, the Hall 50 instruments deliver dependable, long-lasting power. Surgeon and hospital reception to this new product line has been excellent with very solid growth in the second quarter over the prior year period. While we experience some near-term challenges, as we look forward, we are encouraged that many of our new products will be in full rollout later this year. And that should provide good sales momentum into the full year 2015 as our R&D and commercialization investments pay off.

Moreover CONMED benefits from its position as a global med tech company. As a reminder, CONMED sales are split almost evenly between the international and the US markets. In the first half of 2014, international sales represented over 53 percent of our total sales and grew by 1.2 percent on a constant currency basis. Sales in the United States for the second quarter of 2014, came in at 87.7 million dollars while international sales grew to 100.5 million dollars. Single-use product declined 3.7 percent domestically and .4 percent internationally on a constant currency basis. Domestic capital sales were down 15 percent for the reasons I discussed previously while international capital markets grew by a solid 5.1 percent in constant currency. The US suffered from a lack of procedure growth while we saw a return to growth in Europe. Our adjusted earnings per share grew by 9.3 percent in the second quarter with adjusted EBITDA margins increasing by 50 basis points to 17.4 percent. This improvement is a continuation of CONMED’s strong track record of growing margins and EPS over four years. CONMED has improved our margins through new products and improved mix of single-use devices and a consistent program of lean manufacturing and initiatives focused on reducing SG&A expenses and cost of goods sold. Throughout 2014 we believe we are well-positioned to continue steadily expanding adjusted EBITDA and operating margins in comparison to last year by further improving our product mix and reducing costs.

Now I’d like to turn to our recent progress with some of our more impactful new product platforms. As we have discussed previously, 2014 will be a very good year for CONMED with several new product introductions doubling the pace of 2013. As I mentioned earlier one of the important new products we are launching is the IM-8000, our new 2D-HD visualization system. The planned launch in the second half of this year is likely causing customers to wait for the new system. We have now initiated a limited launch of the new IM-8000 system and it is performing well. Our domestic sales force will be trained in four waves from late July to early August on both the new 2D visualization system and our Edge Ablation system used in orthopedic procedures. We expect to generate modest revenues from our new visualization system in Q3 with a fuller impact starting in the fourth quarter. As I mentioned we will be training our full sales force soon on our new Bipolar Radiofrequency Arthroscopic Energy System, which we have branded as the Edge Ablation System. We have a CE mark for the system and it is in surgeon review in Spain. In the United States CONMED has filed for 510(k) Clearance and we hope to receive the FDA clearance shortly in order to begin our US launch in the second half this year. The Edge System offers a versatile intuitive design and user interface for arthroscopic ablation, coagulation and dissection.

Q2 2014 CONMED Earnings Conference Call

[15:05]

The single-use Bipolar Probes are engineered for shoulder, knee, hip and extremity arthroscopy procedures. With the Edge System we are now entering the growing half billion dollar Bipolar Arthroscopic Ablation market. In the shoulder repair market CONMED is building on a strong competitive position by introducing highly innovative new products for shoulder arthroscopy. For the second quarter and year to date, our shoulder repair devices grew in excess of 10 percent over prior year periods. While we were focused initially on the shoulder instability market, we’ve expanded our Y-Knot product line into the market for rotator cuff repairs, which is estimated to be equal in size or larger than the instability market. At the AAOS in March, we introduced the Y-Knot RC Anchors for rotator cuff repairs, which are currently the world’s only self-punching all suture anchors. For instability repairs we also introduced the Y-Knot Flex System, an all suture anchor featuring the smallest double-loaded anchor currently available with curved flexible instrumentation to help surgeons achieve ideal placement. Surgeons find that these anchors help to simplify procedures while their small size is designed to improve placement options. We are excited about each of these new product launches. As I mentioned previously our new 2D visualization system and the Edge Ablation system are expected to go into full rollout in Q4 after we complete training our sales force over the next four weeks. And that should generate better sales growth for the full year 2015.

These new products are driven by CONMED’s investment in productive R&D spending. And that will continue to be an important priority for the company. In the first half of 2014 R&D investments were up over 12 percent versus the prior year period. Turning now to a discussion of margins, adjusted gross margins for the second quarter of 2014 were 54.4 percent, an increase of 20 basis points over that of the second quarter of 2013. CONMED has an intense focus on increasing gross margins through our lean manufacturing programs, strategic sourcing initiatives and moving production to lower cost facilities when appropriate. Selling general and administrative expenses for the second quarter of 2014 were 74 million dollars or 39.3 percent of total sales compared to 77.2 million dollars or 40 percent of total sales in the same quarter last year. SG&A expenses were 4.1 percent lower in the second quarter of 2014 versus the prior year period. Research and development spending was 6.9 million dollars for the second quarter, up over 4 percent from the second quarter of 2013. R&D spending as a percentage of sales was 3.7 percent as compared to 3.4 percent in the prior year period. And in line with our target of approximately 3.5 percent of sales.

Overall the adjusted operating margin in the second quarter of 2014 at 10.7 percent was higher by 70 basis points compared to the prior year period. On a GAAP basis, operating margin was 8.5 percent in the second quarter compared to 8.1 percent in the same period last year. The adjusted EBITDA margin in the quarter was 17.4 percent of sales, an increase of 50 basis points versus the prior year period. EBITDA margin using GAAP amounts for the second quarter was 14.5 percent of sales, an increase of 20 basis points. With regard to unusual charges, we continued ongoing consolidation of certain administrative functions and manufacturing activities during the second quarter of 2014. Primary emphasis this quarter with regard to consolidation centered on our previously announced Denver facility changes. In addition we incurred litigation costs and there have been unusual expenses related to shareholder activism. As of June 30, 2014 our cash balance stands at 60.4 million dollars. Days in accounts receivable were 65 days and inventory days were 167 days. Both of these metrics are within our targeted ranges. At the end of the quarter the net debt to book capitalization calculation was 21.1 percent, an amount that will allow CONMED to continue to return cash to shareholders in the form of dividends and share repurchases as well as seeking elective acquisitions.

Q2 2014 CONMED Earnings Conference Call

[20:07]

Our effective tax rate for the second quarter was 28.6 percent on a GAAP basis and 30.3 percent on an adjusted earnings basis compared to 33.8 percent in the second quarter last year on an adjusted basis. For the remaining quarters of this year, we anticipate a book tax rate of approximately 30 to 32 percent. As we’ve discussed in the past, the cash tax rate is less than the book tax rate. This year we anticipate a 15 to 20 percent cash tax rate. In terms of our full year 2014 outlook we are revising our previous total sales guidance from between 770 to 780 million dollars to the revised 735 million dollars to 745 million dollars due to the first half sales results and our outlook for the remainder of the year. As a result of this change in sales outlook, we are slightly adjusting the full year adjusted diluted earnings per share guidance to $1.85 to $1.95 per share from the previous guidance of $1.90 to $2.00. These reductions in sales and earnings are a result of the environment of lower healthcare procedure counts in the United States and new product introductions coming later in the year. As I previously mentioned, we expect these new product introductions will have a positive impact on our sales growth as we progress into 2015. As noted in this morning’s earnings announcement, many companies have adopted a policy of not providing quarterly financial guidance due to the required micro-forecasting that often leads to misperceptions of a company’s performance.

In that light we have decided to only update our annual guidance at this point rather than to give specific third quarter estimates. I will mention that the third quarter is historically the softest quarter of the year due to customers, physicians and patients being on holiday. Before I wrap up I want to remind investors of key operating and financial priorities for CONMED. We have and will continue to boost margins by reducing our costs of goods sold and SG&A spending as a percentage of sales through a consistent program of lean manufacturing and cost reduction initiatives. CONMED has an established track record of generating solid free cash flow and a significant portion of that cash is returned to shareholders in the form of dividends. We also have a track record of share repurchases. We will also seek to introduce new products to improve our sales and margins while increasing our mix of single-use products. All of these initiatives have positioned CONMED to generate continued solid earnings growth over the foreseeable future. With that I will now turn the call over to Curt Hartman for brief remarks before we open the line for questions. Curt?

Q2 2014 CONMED Earnings Conference Call

C:	Thanks, Rob. Good morning and thank you for joining us on an adjusted schedule today. I’d like to open this morning by extending on behalf of the board and myself our sincere appreciation to Joe for his stewardship and dedication to the company over two plus decades. Under his leadership CONMED evolved both through acquisition and internal innovation into a leading global supplier of medical technologies across many market segments. Today the company is well-positioned offering its global customers innovative products in areas like sports medicine, orthopedics and general surgery to name a few. Over his career, Joe’s leadership has also been instrumental as the company expanded revenues while growing earnings and cash flow. I wish Joe all the best in his future endeavors. Second and as important we’d like to recognize and acknowledge Gene Corasanti for his entrepreneurial spirit that enabled the creation of CONMED. Since its inception some 40 years ago, the company has grown from one product in 1973 to a multitude of medical devices that enhance patient outcomes in all corners of the world. We all extend our thanks to Gene as without his vision and drive, CONMED, the products that our customers depend on and the careers that our employees pursue would not exist. Gene is rightfully proud of his creation and we all wish him well in his retirement. Looking to the future I’m honored the board has asked me to serve in the interim CEO role for CONMED. My past experiences at Stryker as interim CEO, CFO and operating division global president coupled with my 22 years of medical device industry experience have me excited by the opportunity. Since joining the board as an independent director in March of this year I have developed important knowledge about our business and operations. The company has a highly engaged and committed workforce and possesses many exciting brands in growing segments in the medical technology market.

[25:05]

I look forward to working closely with senior management to move the company forward with all of our stakeholders while the board undertakes a search for a permanent CEO. Overall acknowledging the work ahead I’m optimistic about CONMED’s future and the ability to capitalize on the company’s strong market positions and global presence. With that operator we’ll open the lines for questions.

Q2 2014 CONMED Earnings Conference Call

K:	Ladies and gentlemen, if you wish to ask a question, please press star followed by one on your touch tone telephone. If your question has been answered or you wish to withdraw your question press star followed by two. Press star one to begin. Please stand by for your first question. The first question comes from the line of Mike Matson of Needham & Company.

MM:	Thanks for taking my question. I guess I’ll start with Curt. Curt, I was wondering would you consider staying on as permanent CEO of CONMED?

C:	Mike, fair question. I think we’re way too early in the process for me to answer that. The press release indicates that the board has formed a search committee. Having been through this process once before the right governance approach is for the board to form the search committee, contract with an outside firm and undertake a comprehensive review. We’re going to respect that process and not offer commentary on where any individual would be in that process.

MM:	Okay. And then in this interim period until a permanent CEO is named, do you expect to just kind of maintain the status quo or do you expect to try to implement any sort of changes at the company?

C:	I think, Mike, to answer that one would point to first are the positives within the company. There’s been some great internal operational performance that has really allowed gross margins to expand in the last couple years. You’ve got some great franchises, brand names like Hall, Linvatec, CONMED overall. The international business, things like that are really terrific. Some of the new products that are just hitting the market. And what we want to do is continue to put gas so to speak on those fires and let them continue to move forward. On the other side we’ve got some things that we clearly want to pay attention to. I think some of the top line challenges are front and center on that list. So if focusing on top line challenge falls in the category of looking at strategic alternatives, then the answer is yes. Beyond that I don’t think we’ll be commenting this time. Got a lot of work in front of us to sit down with the senior management team, understand where our priorities are going to be and then start executing on those.

MM:	Okay, and then I guess just a question for you, Curt or Mark, the company’s been struggling with some declining revenue growth here. It’s fairly rare that med tech companies, I mean the markets generally are pretty stable so it’s not that common that we see declines in revenues at these types of companies. So I was just wondering if you had an opinion about what are sort of the root causes in the declines in revenue we’ve been seeing.

Q2 2014 CONMED Earnings Conference Call

M:	Sure, it’s Mark. I’m not going to comment specifically as it relates to any of the business segments and the operational performance. I think Curt did a good job of characterizing the many significant assets and attributes and improvement in operating performance in margin, in SG&A and some of the consolidation opportunities that we have executed on that have been very successful in terms of generating growing levels of cash flow. Curt commented on the need to focus on the top line and revenue and that’s something that we will be focusing on further into the future. I think Curt has tremendous experience in this industry. He knows our markets. He knows our products. So I think he’s going to do a great job of hit the ground running and help us implement performance and strategy enhancements that will focus on some of those needs in the company as well as leveraging off some of the tremendous assets and attributes in the company, including as Curt mentioned the global presence, the product development and some of the new products that are coming out as well as the tremendous momentum that was created under Joe’s leadership around operating efficiency and improving EBITDA margins and cash flows.

MM:	Okay, just a product question then. Just on the Edge product, is that still on schedule to be, I mean you’re training the sales people I guess during the third quarter, so I would assume that’ll be available really by the fourth quarter? Is that kind of the expectation?

[30:29]

R:	Well, I’d say you’re right. We’re training the sales force here in the next several weeks. We are in limited launch in Spain testing the product and reviewing the features and benefits with surgeons. We are awaiting the 510(k) clearance here in the United States, which we think should be coming shortly. So all in all I think we’re in pretty good shape for a full launch as we get into the later months of this year.

MM:	Alright. That’s all I have. Thanks a lot.

R:	Thanks, Mike.

K:	Thank you. The next question comes from the line of Jeffrey Cohen of Ladenburg Thalmann.

J:	Hi, thanks for taking my questions and thank you for the commentary, Curt and Mark and Rob. So just a few questions as a follow on. It seems like the revenue reduction for the full year on the forecast seems a bit stronger than expected. Is that as a result of just timing for the new products or are you factoring continued weakness in the capital goods side for the third quarter as well?

R:	Well, Jeff, you know forecasting is not a science but when we look at our history we see that the second half of the year has sales which are slightly better but not by much than sales in the first half of the year. So taking that as a benchmark, that would put us at about 740 million dollars in sales, just doubling the sales of the first half. Now the new products we think will be beneficial to that. But as you know new products can have a rocky start at some points, not that I’m expecting that from these new products but the surgical visualization system, for example, is a capital item. Capital products take a while to evaluate at the hospital level. So it may not be until 2015 when we see the full benefit of those launches. So even though we’re very optimistic about these new products, we want to be conservative with our forecasting guidance with respect to their potential benefit in the second half of this year. So overall we feel comfortable with the guidance that we’ve given on sales as well as earnings.

Q2 2014 CONMED Earnings Conference Call

J:	Got it. Can you talk a little bit about the PRP supplier issue? What is it specifically that you’re having issues with the supply and does that mean that PRP as a whole will not be sold at present?

R:	Well, that’s our current belief. The supplier is a large multinational company. This was a very small business for them. I think they had some issues in production that caused a supply shortage. And as they looked at the requirements to provide those products to us, there was just too much effort they felt to provide us with those devices, and therefore have stopped production. We’ve looked at alternate sources but it would take quite some time to get them up and running. And that would take away focus from our sales force in other efforts. So we’ve concluded for the time being that PRP is probably a product that is just not for us. That could change but for now we’re not expecting to be selling that device.

J:	Okay so then what does that mean for the relationship with MTF for the moment?

R:	Well, the MTF relationship is very, very strong. So as you know MTF supplies allograft tissue to hospitals here in the US and to some extent around the world. And we are their education and clinical support group for them. And we receive a commission if you will for that service. The tissue business is doing fine. PRP was less than 10 percent of our revenues associated with MTF. So the relationship is fine and the business we expect should be doing well.

[35:00]

J:	Okay got it, that’s helpful. Do you have any commentary specific to Altrus for the second quarter?

R:

Well as you know Altrus is manufactured in our plant in Denver. That plant received a warning letter in February. We continued to sell the product and we have been fortunate that we have at least maintained our sales of Altrus through this period. But it’s been somewhat difficult frankly to grow the sales like we would typically like with a little bit of overhang from that FDA warning letter. I’m pleased to report that as a result of the work that we’ve done with our regulatory group, or that our regulatory group has done, the FDA has recently issued a clearance on the Altrus product including all of the design changes that we have made since the last 510(k) clearance several years ago. That’s very good news. With

Q2 2014 CONMED Earnings Conference Call

respect to the actual warning letter, we have a few little things, we believe small things, to button up with the FDA but we believe we’re on track for clearing that warning letter in the Denver facility. So all in all I think good news on Altrus from the standpoint of clearing up any issues and we look forward to growth in that device.

J:	Just a couple more if I may, could you provide any numbers as far as pricing at least in Europe on Edge at the moment?

R:	No, I can’t give you specific numbers but it will be competitive with other market participants’ devices.

J:	Okay. Could you give us a range?

R:	Gee, I’d rather not at this point, Jeff.

J:	Okay, and just one more if I may, Rob, could you talk about the cash generation for the quarter and pay down of debt for the quarter?

R:	Yes. Cash results, operating cash results were about the same as a year ago. We had some inventory growth this period because of new products. So we’re building inventory for some of these new products. And frankly, sales came in a little bit less than we thought. Third thing, generally in the second quarter we’re building inventory for the second half of the year when there’s additional plant shutdown for vacations and holidays and so forth. So inventory growth this particular quarter used up some cash on the cash flow statement. There were no share buybacks. Our debt increased only very slightly. That’s because of the previous share buybacks that we had as well as MTF payment early in the year and the inventory increase.

J:	Okay, got it. That does it for me. Thanks very much.

K:	Thank you. The next question comes from Matt Miksic of Piper Jaffray.

MT:	Hey, it’s Matt and thanks for taking our questions. First I wanted to just maybe understand, I don’t know if it’s Curt or who would be the right person to take the question, but understanding Joe and Gene’s contribution. Curt, you can’t call it anything but an impressive career with Stryker, can you talk a little bit more than you said in the press release, your prepared remarks, about why now and what kinds of quality, incremental value, strategic, you know, energy or insights or direction you’re looking for in a new CEO for CONMED.

M:

It’s Mark. I will not comment further on that question other than to say Joe has stepped down as CEO after a tremendous 20 year career growing the company, its revenues earnings, cash flow through both organic and strategic acquisitions. And we wish him the best. Gene has retired from the board and as an employee after founding the company 40 plus years ago. Certainly his vision has been instrumental in the progress and success and growth of this company from startup

Q2 2014 CONMED Earnings Conference Call

to one of the leading global providers of medical surgical devices in the world. So we’re, on behalf of the board, very grateful to both of them for their loyalty, service, their vision and their success in growing this company.

MT:	Okay. Secondly, on Q2 results, wondering how much of an effect, you talked a little bit about the markets and about some of the pacing of the product launches, did you see any effect because of the strategic alternatives process that you’re undergoing that was out there in the marketplace, any distraction or disruption of the sales force, whether any of that will carry over here into the remaining quarters of the year?

[40:33]

R:	Well, Matt, there were a lot of rumors about the process. We didn’t confirm any of those obviously during the last several months of this process. It’s possible there may have been some distraction but it’s very difficult to quantify that, very frankly. I think going forward there should not be distraction because we’re continuing to operate as a company like we always have. We’ve got some great new products to be working on. I look forward to performance in the second half of this year and going into next year.

MT:	So no disruptions or losses of distributors or sales people to speak of that you’d expect to have a material impact?

R:	No, we’re not expecting that.

MT:	Okay. In terms of the EBITDA trends, you know, Rob you talked about more improvements to come in the second half and in 2015. Given the number of new capital products can you talk a little bit about how that mix will work or what we should expect in terms of the shape or the magnitude of those improvements in EBITDA?

R:	Well, Matt, this year going back to our earlier calls, we’ve forecasted about a 50 basis point improvement in EBITDA this year. We’re already doing that frankly for the first half, maybe even a little bit better. So all that seems to be on track from a cost improvement situation. You’re correct, the capital products could be from a mixed standpoint somewhat of a drag on margins. But I don’t think that is going to be significant. Capital products for us are still only about 20 percent of our total sales. And the margins on the capital products aren’t that much less than the single-use products. And lastly volume in any form whether it’s coming from capital products or single-use products have a real positive impact on absorption of overhead costs. So more volume is always better whether it’s coming from capital or single-use products.

MT:	Okay, that is actually a lead in to my last question. Product mix is important but we have talked about capacity and fixed asset absorption in the past, I suppose that getting some of that inventory moving through the P&L will help, but given that you’ve put the strategic valuation on hold here and you do have capacity as I understand it, should we expect you to be tucking in more products or business lines over the coming quarters to help leverage that production capacity? How should we think about that?

Q2 2014 CONMED Earnings Conference Call

R:	Well, our strategy for years has been one of taking advantage of acquisitions as we find them or as they’re presented to us. And I don’t believe that strategy is going to change. So as we look at products that fit into our portfolio, we’re certainly going to be interested in ones that we can bring into our plants, increase our production, take advantage of the overhead that we have and leverage that overhead over a broader range of devices.

C:	Matt, this is Curt, I feel compelled to chip in on this comment because I think as you well know from your time in the industry strategic M&A is part of how this industry was built. If there are appropriate technologies out there that the company finds through its business development efforts we’ll certainly advance those discussions with the board. And if it’s right for the company we’ll move forward. We’re not going to stop running the business because of an interim CEO. We’re not going to stop running the business because of what the company undertook in the last six months. We’re going to run the business. There’s some great assets here that we need to leverage, the internal work has been phenomenal. It really positioned us well and we’re going to find some strategic options here to continue to move the company forward. I think they exist.

[45:00]

MT:	Anything, lastly if you could elaborate at all on maybe the areas or the size or timing of anything like that, that would be helpful. I understand you don’t want to tip your hand too much and maybe it’s too early to say but any color would be helpful.

C:	Yeah Matt I think you know me well enough that we don’t, I think my standard quote is we don’t comment on M&A because number one, it would be inappropriate and number two it’s very difficult to time M&A. I think if you look at the business and you look at the brands of Hall and Linvatec and you look at the sports medicine franchise, those are obvious areas where the company can leverage its investments that are already in place. I’m sure our customers would be pleased by continued expansion there.

K:	Thank you for your question. The next question comes from the line of James Sidoti of Sidoti & Co.

JS:	Hi, good morning, can you hear me?

C:	Yeah hi Joe.

JS:	Great. As far as the new Bipolar system, I believe you said you have the 510(k) submitted. Were there any clinical trials you needed to do for that?

Q2 2014 CONMED Earnings Conference Call

C:	No there was no need for clinical trials. This is a standard 510(k) filing.

JS:	Okay, so you don’t expect this to be a delayed process to get this out into the market.

C:	No, we filed the 510(k) close to three months so with the 90 day rule we’re expecting clearance fairly shortly.

JS:	And then you indicated that cash flow for the quarter was about level with last year. Can you give us some guidance on where you expect cash flow to end up for the full year?

R:	Sure, Jim. I think free cash flow for us is going to be approximately in the 65 to 75 million dollar range. Historically we see a greater growth in cash flow as we go into the second half of the year. So I feel good about the cash flow of the company, always have.

JS:	And then you mentioned the consolidation in Denver. Can you just remind me what that was?

R:	Well, we announced several months ago that we were closing the manufacturing facility in Denver. This is a process that will take 18 months at this point. Denver manufactures the electrosurgical generators, the Altrus product and a few disposables. We’re moving the production to the Chihuahua Mexico facility over this period. Remaining in Denver will be research, sales and marketing and those functions. But production is moving to Mexico.

JS:	And then how much do you expect that to save going forward?

R:	We’re estimating on an annual basis once done it will approximate four to five million dollars of savings.

JS:	So I assume the new Bipolar system will be made in Chihuahua as well?

R:	Well there are components that are made in Mexico and there are components that are made here in Utica.

JS:	Okay, and my final question is about the guidance. Curt, were you involved in setting the new guidance? Is this something you own or is this guidance from the previous management?

C:	The company has a normal process for establishing its forward looking guidance. Given the changes that were announced this morning, I was involved in discussions with Rob and others in the business. And given the first half performance, given some of the things we were looking at, both plusses and minuses candidly, we thought it was an appropriate reduction in the top line, while still keeping fairly close to the original guidance on EPS. So I guess that’s a long-winded answer to say yes I was involved in the guidance.

Q2 2014 CONMED Earnings Conference Call

JS:	Okay and you feel comfortable with the guidance as it stands now?

C:	I feel very comfortable with this guidance.

JS:	Thank you.

K:	Thank you for your question. The next question comes from Mark Landy of Summer Street.

ML:	Good morning, folks, thank you for taking my questions. And morning, Curt. I guess you know maybe for Curt and Mark, kind of big picture questions. I think you mentioned M&A obviously is a very integral part and a large part of growing orthopedic businesses. As you look at the capital structure, obviously you can tweak that a lot, 27 million shares outstanding, a lot of headroom there.

[50:02]

Maybe not as much headroom on the debt. You know if we look out 18 months, what do you feel is an optimal capital structure or how do you feel you need to get there?

C:	You might be a little early in that question. As I step into this role there’s a lot of people, Rob and others, that we want to talk to and then have a more informed discussion with the board to see if there’s an openness to put more leverage in the business. We certainly are not at that point in my tenure here. Today effectively is my first day. So it may be a little bit early for a strategic vision on some of those elements but those are things that we will be looking at and as appropriate in the months and quarters ahead we’ll provide more discussion on those.

ML:	I appreciate it there, you’re fresh on the job. I guess I was asking more from as a member of the board but perhaps we can maybe just move on. If we have a look, I think Rob previously mentioned that you’ve done a great job on the expense side and the leverage you’re seeing can extend into 2015. How does one have to think of top line growth with declining leverage as we head into next year? Is there the need to go out and do something sooner rather than later? From what we’ve seen over the last you know 18 months, I’m not sure the internal product development can actually get you to that growth that you need on the top line.

C:	Well, Mark, we certainly are not giving any guidance for 2015 at this point but I guess I would say that I would personally expect us to be growing our top line in 2015 compared to 2014. If nothing else because of some of the new products, which I think are going to be very favorably absorbed by the market. So given the fact if any company is having top line growth, it’s much easier to hit earnings, targets and margin goals. So my assumptions are that with a company growing top line, controlling costs, that results in margin improvement. And as we’ve done over the last three, four, five years, I would expect that the margin improvement would continue at CONMED.

Q2 2014 CONMED Earnings Conference Call

R:	And Mark I would just add on, at the end of the day we need to grow the top line whether that’s through organic or a combination of organic and M&A. It’s one of the areas we’ll be focused on.

ML:	That kind of brings me full circle back to Mike’s first question, he was first up on the Q&A. What is going on with the top line? Outside of the MTF transaction, all the internal products have struggled. Is it forecasting, obviously it’s not a science, but let’s take that off the table. Is it perhaps the sales force is not aligned correctly in terms of motivation? Maybe the products are not as competitive as one had hoped. It can’t just be forecasting in the market, there has to be some element you’re missing on execution.

R:	Mark, I guess I want to disagree on your point about all products are having difficulties. I’ll refer you to the Hall 50 launch with 12 percent increase in hand piece sales this particular quarter over the last quarter. A perfect example of a product that it has new features and benefits being taken into the marketplace and getting a great reception along with a lithium battery that goes with it. So that’s a great example, I think, of a new product launch that is successful. That’s one area. Geographically there’s always some issues that come up being a worldwide company. So Europe last year was not doing well because of economic activity. This year so far Europe is up about 5 percent over last year. Now maybe it’s an easier comp but Europe is up, so that’s great. On the negative side, Canada, which is a major market for us is down primarily because of a tough comp with major capital purchases by customers in the second quarter last year. And with government controls right now in Canada we’re not seeing those same capital purchases.

[55:00]

So you know we really have to get very specific about geographies and product lines to be able to discuss each of the components that make up our sales performance in any given period. There’s always going to be some ups and there’s always going to be some downs. What we have to do is concentrate on those areas where we’re doing well to make sure we’re seeing improvement and continued improvement and focus on those areas that are not doing well and work to increase the efforts and the sales performance in those particular areas. And that’s what we’re going to do as a company. We’re going to be looking at all of that. Continue the growth in areas where we’re doing well, and look at the areas where we’re doing somewhat poorly and find out ways to improve that performance.

M:	Mark, we need to grow the top line. We have to evaluate what’s working and what’s not working. That’ll be the effort.

ML:

Apologies for the generalization. I guess it’s fair to say that generally speaking that things haven’t gone as communicated or planned. Now lets just move on. I think my last comment is I guess the move from Warsaw to Utica is not going to be a tough one to convince

Q2 2014 CONMED Earnings Conference Call

people. I’m sure you guys are looking to take advantage of the situation there. Or would you feel you’d have to maybe move to a better location to effect better talent? I guess it’s bit of a tough question to answer but any insights would be well appreciated.

C:	Mark, I don’t live in Warsaw so that’s not the question.

ML:	It’s not directed at you, Curt.

C:	I guess I don’t understand your question. We’re located here in Utica. We’ve got a very large facility, larger than this one in Tampa, Florida. We’ve got facilities in Massachusetts outside of Boston. We have sales locations around the world. So, we recruit talent from across the world and will continue to do that.

ML:	My comment was related to the Biomet transaction that the move from Warsaw to Utica is actually not a difficult one to make. You’re not going to have to attract somebody from a major city. And the question really is do you feel that being in Utica is a detraction to getting major talent and that you have to keep the headquarters there or is it a nonissue? Those are my questions.

C:	Yeah, thanks Mark, I don’t know if I have a good answer for that. We’ve recruited talent here in Utica for years. So I don’t view that as an issue. I look at my watch. It’s 9:30. I know everybody’s got things to do. The markets are now open. So with that, I thank everyone for participating on the call. We look forward to discussing our third quarter earnings with everyone in October. And again thank you very much for participating at this earlier hour than we had originally anticipated. Thank you.

K:	Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

[58:24 end of recording]